First Albany Companies Inc.

FIRST ALBANY REPORTS THIRD QUARTER 2003 RESULTS

Equity Capital Markets Posts 60% Net Revenue Growth

ALBANY, NEW YORK, October 17, 2003 - First Albany Companies Inc. (NASDAQ: FACT) today reported its financial results for the third quarter ended September 30, 2003.

For the quarter, consolidated net revenues from continuing operations for First Albany Companies were $44.3 million, compared to $45.0 million for the same period in 2002, a decrease of 1.6%. The Company reported consolidated net income from continuing operations of $2.8 million for the third quarter 2003, compared to a net loss from continuing operations of $0.5 million for the same period in 2002.  Third quarter 2003 net income per diluted share from continuing operations was $0.23 compared to a net loss of $0.05 per diluted share in the third quarter of 2002.

Net revenues from the Company's brokerage operations, First Albany Corporation, were $37.4 million for the third quarter ended September 30, 2003, compared to $44.5 million for the same period in 2002, a decrease of 16.1%.  First Albany Corporation had net income of $0.6 million for the third quarter 2003, compared to $1.2 million for the same period in 2002.

For the nine months ended September 30, 2003, consolidated net revenues from continuing operations for the Company were $136.9 million, compared to $123.4 million for the same period in 2002, an increase of 11.0%.  The Company reported consolidated net income from continuing operations of $7.5 million for the nine months ended 2003, compared to a net loss from continuing operations of $2.1 million for the same period in 2002.  For the nine months ended September 30, 2003, net income per diluted share from continuing operations was $0.65 compared to a net loss of $0.22 per diluted share for the equivalent period in 2002.

Net revenues from First Albany Corporation were $119.4 million for the nine months ended September 30, 2003, compared to $121.3 million for the same period in 2002, a decrease of 1.6%.  First Albany Corporation had net income of $3.3 million for the nine months ended September 30, 2003, compared to $3.6 million for the same period in 2002.

"We are pleased to report strong earnings for this quarter, though with a much higher mix of appreciation on our principal investments versus operating income than we wanted," said Alan Goldberg, President of First Albany Companies Inc. "Our plan to develop diversified revenue streams was reflected this quarter in the shifting mix of revenues. Our ongoing investment in Equity Capital Markets is generating strong revenue growth, which partially offsets the reduced revenues in Taxable Fixed Income in this quarter. While we are planning for continued softness in Taxable Fixed Income in the fourth quarter, we expect to see strong year over year results from both our Municipal and Equity groups for that period."

First Albany Companies Inc.
(Dollars in Millions)

	Net Revenue

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002

First Albany Corporation	$ 37.4	$ 44.5	$ 119.4	$ 121.3
FA Asset Management	0.6	0.7	3.0	1.9
Parent & Affiliates including Investments	6.3	(0.2)	14.5	0.2
Total Consolidated from Continuing Operations	$ 44.3	$ 45.0	$ 136.9	$ 123.4

	Net Income

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002

First Albany Corporation	$ 0.6	$ 1.2	$ 3.3	$ 3.6
FA Asset Management	(0.5)	(0.2)	(0.7)	(0.4)
Parent & Affiliates including Investments	2.7	(1.5)	4.9	(5.3)
Total Consolidated from Continuing Operations	2.8	(0.5)	7.5	(2.1)
Discontinued Operations	-	0.8	0.1	0.5
Total Consolidated	$ 2.8	$ 0.3	$ 7.6	$ (1.6)

Major Segment Operating Results

First Albany Corporation

First Albany Corporation is the securities brokerage and investment banking operation of the Company.

  Equity Capital Markets net revenues were $13.0 million for the third quarter of 2003, up 59.5% from the $8.2 million for the third quarter of 2002. The year-over-year net revenue growth was driven by a $2.7 million increase in Nasdaq trading net revenue and a $2.5 million increase in investment banking revenue. During the quarter the firm acted as a lead manager on one equity offering and co-manager on three equity offerings. The firm acted as an advisor on three M&A transactions.
  Municipal Capital Markets net revenues were $10.6 million, down 24.5% from $14.0 million reported for the quarter ended September 30, 2002, due to lower public finance and trading revenues compared to the prior period. Public Finance revenue of $6.5 million was down $1.0 million. Sales and trading revenue was down $2.4 million when compared to the prior period.
  Taxable Fixed Income net revenues were $9.0 million for the third quarter of 2003, down 43.5% from the $15.9 million for the comparable prior year quarter. The decrease in net revenues in the Taxable Fixed Income division was due primarily to compression of spreads in the secondary corporate bond market.

Parent & Affiliates

  FA Asset Management net revenues were $0.6 million for the quarter ended September 30, 2003, down 15.3% from the comparable quarter last year. As previously reported, the Company acquired Noddings Investments in December 2002. Revenues from this operation were adversely impacted during the third quarter because the convertible arbitrage accounts under management did not exceed benchmarks and thus no meaningful performance fee income was generated. Despite such occasional periods of underperformance, the Company expects that, over the longer term, these operations will on average exceed their benchmarks, thus generating meaningful performance fees. On October 1, 2003, FA Asset Management opened a new fund that will allow more investors to participate in the convertible arbitrage market.
  Investment gains for the quarter ended September 30, 2003 were $3.7 million net of taxes due to an increase in fair market value of the investment portfolio held by First Albany Companies. For the nine months ended September 30, 2003, FA Technology Ventures, the venture capital subsidiary, committed $7 million to four portfolio companies including Adaptec Media, Concentrix, Seranoa Networks, Inc. and IP MobileNet on behalf of the Fund FA Technology Ventures LP.

Shareholders' Equity

Shareholders' equity as of September 30, 2003 was $79.3 million compared to $74.9 million at June 30, 2003.  Book value per share as of September 30, 2003 was $7.37 compared to $7.09 as of June 30, 2003. All per share figures have been restated to reflect stock dividends declared.

Guidance

The following information is based on current information as of October 17, 2003. The Company does not expect to update this guidance prior to next quarter's earnings release; however, the Company may update its full business outlook or any portion thereof at any time for any reason. The guidance given here assumes no material fluctuation in the value of the investments held in First Albany Companies' portfolio. This guidance is also subject to risks and uncertainties associated with general economic conditions that may cause actual results to differ materially from the guidance given.

First Albany Companies expects total consolidated net revenues for the full year ending December 31, 2003 to be between $182 million and $187 million. 2003 full year net income is expected to be between $9.4 million and $10.5 million.

Conference Call Information

First Albany Companies will hold a conference call today, October 17, 2003 at 11:00 a.m. (EDT).  To participate on the call, please dial (800) 362-0574 and request the First Albany conference call.  A recording of the call will be available for 7 days by dialing 800-934-7884. The call will be simultaneously broadcast over the internet and will be available thereafter at www.fac.com.

About First Albany

Founded in 1953, First Albany Companies Inc. is a leading institutionally focused independent investment bank and asset management firm. Through its Taxable Fixed-Income, Municipal and Equity Capital Markets Divisions, the firm focuses on serving the institutional market, the growing corporate middle market and public institutions by providing its clients with strategic, research-based, innovative investment opportunities. First Albany offers a diverse range of products and advisory services in the areas of corporate and public finance as well as fixed income and equity sales and trading. FA Asset Management is an investment management company with a growing client base and increasing assets under management. FA Technology Ventures is a leading early stage investor, providing venture capital, management and guidance for companies in the emerging growth sectors of information technology and energy technology. First Albany is traded on Nasdaq under the symbol FACT and today has 18 offices in 12 states.

This press release contains "forward-looking statements," which are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company's services within those markets and other risks and factors identified from time-to-time in the Company's filings with the Securities and Exchange Commission. These statements are not historical facts but instead represent only the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements.

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FOR ADDITIONAL INFORMATION

PLEASE CONTACT:

Steven R. Jenkins (Investors)
Chief Financial Officer
(518) 447-8500

Whit Clay (Media)
Sloane & Company
(212) 446-1864

FIRST ALBANY COMPANIES INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In thousands of dollars except for per share	Three Months Ended		Nine Months Ended
Amounts and shares outstanding)	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Revenues
Commissions	$ 4,510	$ 4,042	$ 12,405	$ 10,423
Principal transactions	22,837	30,792	81,421	83,216
Investment banking	8,628	7,877	21,598	22,777
Investment gains (losses)	6,356	(454)	14,116	(684)
Interest	1,743	4,884	4,951	13,598
Fees and other	1,192	1,326	4,872	3,846
Total revenues	45,266	48,467	139,363	133,176
Interest expense	967	3,430	2,458	9,802
Net revenues	44,299	45,037	136,905	123,374
Expenses (excluding interest):
Compensation and benefits	28,292	33,471	91,297	90,909
Clearing, settlement and brokerage costs	1,389	1,304	3,818	2,895
Communications and data processing	3,601	3,318	10,805	8,716
Occupancy and depreciation	2,312	2,221	6,956	6,602
Selling	1,694	1,405	5,169	4,588
Other	2,179	2,332	6,582	6,343
Total expenses (excluding interest)	39,467	44,051	124,627	120,053
Operating income (losses)	4,832	986	12,278	3,321
Equity in (losses) income of affiliate	-	(1,859)	-	(8,046)
Gains on sale of equity holdings	-	-	-	1,184
Income (loss) before income taxes	4,832	(873)	12,278	(3,541)
Income tax expense (benefit)	2,008	(418)	4,828	(1,438)
Income (loss) from continuing operations	2,824	(455)	7,450	(2,103)
Income (loss) from discontinued operations, net of taxes		786	146	550
Net income (loss)	$ 2,824	$ 331	$ 7,596	$ (1,553)
Per share data:
Basic earnings:
Continued operations	$ 0.27	$ (0.05)	$ 0.72	$ (0.22)
Discontinued operations	-	0.08	0.01	0.06
Net income (loss)	$ 0.27	$ 0.03	$ 0.73	$ (0.16)
Diluted earnings:
Continued operations	$ 0.23	$ (0.05)	$ 0.65	$ (0.22)
Discontinued operations	-	0.08	0.01	0.06
Net income (loss)	$ 0.23	$ 0.03	$ 0.66	$ (0.16)
Weighted average common and common equivalent shares outstanding:
Basic	10,607,897	9,665,129	10,438,582	9,583,052
Dilutive	12,456,224	9,665,129	11,545,145	9,583,052